Exhibit 19.1

SCPHARMACEUTICALS INC.

POLICY AND PROCEDURES ON INSIDER TRADING AND DISCLOSURE

This memorandum sets forth the policy of scPharmaceuticals Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Policy and Procedures on Insider Trading and Disclosure (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy. Please contact the Company’s Chief Financial Officer, who has been appointed as the Company’s insider trading compliance officer (the “Compliance Officer”), if you have any questions regarding the policy.

1.
To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, officers, employees, and designated consultants and contractors, and continues to apply following the termination of any such individual’s service to or employment with the Company until any material, nonpublic information possessed by such individual has become public or is no longer material. The same restrictions that apply to you also apply to your spouse, significant other, child, parent or other family member, in each case, living in the same household, and to any investment fund, trust, retirement plan, partnership, corporation or other entity over which you have the ability to influence or direct investment decisions concerning securities (collectively, these persons and entities are referred to as “Affiliated Persons”). You are responsible for ensuring compliance with this Insider Trading Policy by all such persons affiliated with you.

All members of the Board of Directors, and designated officers and employees also must comply with the special trading procedures described in Section H of this Insider Trading Policy (the “Trading Procedures”). Generally, the Trading Procedures establish blackout periods during which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. You will be notified if you are required to comply with the Company’s Trading Procedures.

In the event that you leave our Company for any reason, this Insider Trading Policy will continue to apply to you, and other persons who have a relationship with you who are subject to this policy, until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave our Company or (2) the first trading day after any material nonpublic information known to you has become public or is no longer material.

2.
What is Prohibited by this Insider Trading Policy?

It is generally illegal for any director, officer or employee of the Company to trade in the securities of the Company while in the possession of material, nonpublic information about the Company. It is also generally illegal for any director, officer or employee of the Company to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

The prohibition on illegal insider trading in this Insider Trading Policy is not limited to trading in the

Company’s own securities. It also includes trading in the securities of other entities, such as material licensors, collaboration partners, and suppliers of the Company, and entities in the Company’s industry or with which the Company may be negotiating major transactions, such as an acquisition, investment, or sale, while in possession of material nonpublic information. Information that is not material to the Company may nevertheless be material to one of these other entities.

Your failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.

Prohibited Activities

When you know or are in possession of material, nonpublic information about the Company, you generally are prohibited from the following activities:

•
purchasing, selling or otherwise disposing of the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange- traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities;
•
having others trade for you in the Company’s securities;
•
giving trading advice of any kind about the Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and
•
disclosing the material, nonpublic information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material, nonpublic information (these practices are known as “tipping”).

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

The prohibition on purchasing, selling or otherwise disposing of the Company’s securities while in possession of material, nonpublic information about the Company does not apply to the following “Permitted Transactions”:

1.
purchases of the Company’s securities from the Company, or sales of the Company’s securities to the Company, including without limitation periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2017 Employee Stock Purchase Plan or any successor plan. However, you may elect to participate in the plan or alter your instructions regarding the level of withholding or purchase by you of Company securities under such plan on the basis of material nonpublic information. Any sale of securities acquired by you under such plan is subject to this Insider Trading Policy;
2.
exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); or

3.
purchases or sales of the Company’s securities made pursuant to a plan adopted to comply with Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or that meets the definition of a “non-Rule 10b5-1 trading arrangement” under Item 408 of Regulation S-K and that has been pre-approved in accordance with this Policy (see Section I of this Insider Trading Policy).

Definition of Material, Nonpublic Information

This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.”

What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

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developments regarding any programs in clinical development, including recent regulatory interaction and/or data that have been recently generated from ongoing or recently completed clinical trials;
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developments regarding the intellectual property and/or freedom to operate for any of the current programs or product candidates under development;
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projections of future earnings or losses, or other earnings guidance;
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earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•
potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•
pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•
changes in management or the Board of Directors;
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actual or threatened litigation or governmental investigations or major developments in such matters;
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developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•
changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
•
cybersecurity or data security incidents;
•
potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•
bankruptcies or receiverships.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information.

For example, if the Company announces material information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.

3.
What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (FINRA), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

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disgorgement of the profit gained or loss avoided by the trading;
•
payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•
payment of criminal penalties of up to $5,000,000;
•
payment of civil penalties of up to three times the profit made or loss avoided; and
•
imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay significant civil and/or criminal penalties, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

4.
Prohibited Transactions
1.
No Short Sales.

You may not at any time sell any securities of the Company that are not owned by you at the time of the sale (a “short sale”).

2.
No Purchases or Sales of Derivative Securities or Hedging Transactions.

You may not buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities.

3.
No Company Securities Subject to Margin Calls.

You may not use the Company’s securities as collateral in a margin account.

4.
No Pledges Without Pre-Approval.

You may not pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board of Directors. Any request for approval of such a pledge must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. Any such request submitted will be considered by the Audit Committee on a case-by- case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in this Insider Trading Policy.

5.
Distributions, Gifts and Other Transfers for No Consideration are Subject to Same Restrictions as All Other Securities Trades.

You may not give or make any other transfer of Company securities without consideration (e.g., a partnership distribution) during a period when you are not permitted to trade.

5.
Does the Company have any Other Policies Regarding Confidential Information?

The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information and the use of social media and other online platforms . These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.

6.
How Do You Report a Violation of this Insider Trading Policy?

If you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to the Compliance Officer. However, if the conduct in question involves the Compliance Officer, or if you have reported such conduct to the Compliance Officer and you do not believe that he has dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with the Chief Executive Officer.

7.
Is This Insider Trading Policy Subject to Modification?

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option used by the Company) by the Company. You will be deemed to have received, be bound by and agree to revisions of this Insider Trading Policy when such revisions have been delivered to you.

8.
Special Trading Procedures

These Trading Procedures regulate securities trades by all directors, officers of the Company who are subject to Section 16 of the Exchange Act, and certain other employees (which initially shall be all employees) and consultants of the Company and its subsidiaries designated by the Chief Executive Officer who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company (collectively, these persons are referred to as “Insiders”). These Trading Procedures also apply to Insiders’ Affiliated Persons, and Insiders are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Affiliated Persons.

The special trading restrictions set forth in these Trading Procedures continue to apply to Insiders following the termination of any such Insider’s service to or employment with the Company until any material, nonpublic information possessed by such Insider has become public or is no longer material.

1.
Blackout Periods

No Insider shall purchase or sell any security of the Company during the period beginning at 11:59 pm, Eastern Time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the first full trading day after the public release of earnings data for such fiscal quarter, or during any other trading suspension period declared by the Company (such period, a “blackout period”). A “trading day” is a day on which U.S. national stock exchanges are open for trading. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding black- out period would begin at 11:59 p.m., Eastern time, on December 17. If the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Monday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Compliance Officer. The blackout period prohibitions do not apply to Permitted Transactions.

Exceptions to the blackout period policy may be approved by the Compliance Officer or, in the case of exceptions for directors, the Board of Directors.

The Compliance Officer may recommend that directors, officers, employees or others suspend trading in Company securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

2.
Pre-Clearance Procedures

Procedures. No Insider may trade in Company securities until:

•
The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;
•
The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
•
The Insider has informed the Compliance Officer whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

•
The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally- signed electronic mail.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading. The Chief Executive Officer shall act as the Compliance Officer for transactions by the Chief Financial Officer.

Additional Information. Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his or her sole discretion.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason. Notwithstanding receipt of preclearance, if the Insider requesting preclearance becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request.

Post-Trade Reporting. Any transactions in the Company’s securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to these Trading Procedures on the same day in which such a transaction occurs. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the

Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

9.
Rule 10b5-1 Plans

Transactions effected pursuant to a pre-approved Rule 10b5-1 plan will not be subject to the Company’s blackout periods or pre-clearance procedures, and you are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables you to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. If you intend to trade pursuant to a Rule 10b5-1 Plan, such plan must:

•
satisfy the requirements of Rule 10b5-1;
•
be documented in writing and either (1) specify the amounts, prices, and dates of all transactions under the Rule 10b5-1 Plan; or (2) provide a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibit the individual from exercising any subsequent influence over the transactions;
•
include a “Cooling-Off Period” for:
•
Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Rule 10b5-1 Plan or two (2) business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Rule 10b5-1 Plan was adopted, up to a maximum of 120 days; and
•
employees who are not Section 16 reporting persons and any other persons, other than the Company, that extends 30 days after adoption or modification of a Rule 10b5-1 Plan;
•
for Section 16 reporting persons, include a representation in the Rule 10b5-1 Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•
have been entered into in good faith at a time when you do not possess material, nonpublic information about the Company and were not otherwise in a blackout period, and have acted in good faith with respect to the Rule 10b5-1 Plan; and
•
be pre-approved by the Compliance Officer.

The Compliance Officer may impose such other conditions on the implementation and operation of the Rule 10b5-1 Plan as the Compliance Officer deems necessary or advisable.

Individuals may not adopt more than one Rule 10b5-1 Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer.

The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. If the Compliance Officer does not approve your Rule 10b5-1 Plan, you must adhere to pre-clearance procedures and the blackout periods set forth above until such time as a Rule 10b5-1 Plan is approved.

Any modification or termination of a Rule 10b5-1 Plan requires pre-approval by the Compliance Officer. A modification must occur during a trading window and while you are not aware of material, nonpublic information. Modifications of a Rule 10b5-1 Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Rule 10b5-1 Plan will trigger a new Cooling-Off Period.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Rule 10b5-1 Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Rule 10b5-1 Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Rule 10b5-1 Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Rule 10b5-1 Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Rule 10b5-1 Plan are the sole responsibility of the person initiating the Rule 10b5-1 Plan, and none of the Company, the Compliance Officer, the Chief Executive Officer or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Rule 10b5-1 Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Rule 10b5-1 Plan.

10.
Waivers

A waiver of any provision of this Insider Trading Policy in a specific instance may be authorized in writing by the Compliance Officer, his or her designee or the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

11.
Acknowledgment

This Insider Trading Policy will be delivered to all of the Company’s current directors, officers, employees, and designated consultants and contractors and to all new directors, officers, employees, and designated consultants and contractors of the Company at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, you must acknowledge that you have received a copy and agree to comply with the terms of the Insider Trading Policy. You shall return the acknowledgment attached hereto within ten (10) days of receipt to the Compliance Officer.

Failure to observe this Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

Adopted October 27, 2017, subject to effectiveness of the Company’s Registration Statement on Form S-1.

Updated March 12, 2019.

Amended and Restated June 8, 2021.

Amended and Restated May 15, 2023.